Exhibit 10.1

ACHIEVE LIFE SCIENCES, INC.

1040 West Georgia Street, Suite 1030

Vancouver, BC V6E 4H1

March 1, 2023

Dialectic Capital Management, LP

119 Rowayton Avenue, 2nd Floor

Norwalk, Connecticut 06853

Ladies and Gentlemen:

In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Achieve Life Sciences, Inc., a Delaware corporation (the “Company”), and each of Dialectic Capital Management, LP (“Dialectic”), Dialectic Partners, LLC, Dialectic Life Sciences SPV LLC, Dialectic LS Manager LLC and John Fichthorn, in his individual capacity (each, individually, a “Stockholder” and, collectively, the “Stockholders”), agree as follows:

1.	Board Appointments.

a.The Company agrees that the Nominating and Governance Committee (or a duly constituted subcommittee thereof) (the “Nominating Committee”) of the Board of Directors of the Company (the “Board”) shall recommend for appointment and the Board agrees to appoint the three individuals identified on Exhibit A (collectively, the “Designees”), in accordance with this Section 1, each such individual to serve as director of the Board in accordance with this Section 1, unless such individual is or subsequently becomes (or would trigger the Company becoming) a “bad actor” within the meaning of Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), or is subject to an event or occurrence described in Item 401(f) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or has otherwise committed, been indicted or charged with, or made a plea of nolo contendere to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud.  For the avoidance of doubt, other than the Designees, the nomination of any other individual for election to the Board remains at the sole discretion of the Board and the Nominating Committee.

b.Each of the Designees shall initially be recommended by the Nominating Committee and appointed by the Board to fill three vacancies on the Board effective no later than March 21, 2023 and shall be nominated by the Board for election at the 2023 Annual Meeting of the Company’s stockholders (the “2023 Annual Meeting”).  The vacancies the Designees will be appointed to fill shall be created by either (x) the departure of an incumbent member of the Board (who shall be one of the incumbent directors identified on Exhibit A (collectively, the “Incumbent Directors”)) or (y) expanding the Board size to up to 11 directors, subject to the terms of Section 1(f) below.  The Designees shall provide consent to be nominated and shall be nominated by the Board for election to the Board, subject to compliance with the Company’s customary requirements for all directors. At the 2023 Annual Meeting and at each annual or special meeting of the Company’s stockholders until the Expiration Date, the Company shall: (i) nominate the Designees for election to the Board, (ii) recommend that stockholders vote in favor of the election of each such Designee and (iii) support each such Designee for election to the Board in a manner no less favorable than how the Company supports other Board-nominated nominees for election to the Board.  For the avoidance of doubt, if this Letter Agreement has terminated pursuant to Section 4(a), the Board’s obligations pursuant to this Section 1(b) shall also terminate.

c.As a condition to the appointment of the Designees to the Board, the Stockholders acknowledge that the Designees will be required to provide such information the Company reasonably requires from all directors and nominees to the Board, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks.  If, and subject to the terms of Section 1(h), following the completion of the Company’s review process, the Board learns that a Designee is (or has or would trigger the Company becoming) a “bad actor” within the meaning of Rule 506 of Regulation D under the Securities Act, is subject to an event or occurrence described in Item 401(f) of Regulation S-K under the Exchange Act or has otherwise committed, been indicted or charged with, or made a plea of nolo contendere to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then, consistent with its treatment of all other directors on the Board, the Board may request that such Designee submit his or her resignation.

d.The Stockholders acknowledge that any Designee that serves as a director will agree to be bound by the Company’s insider trading policy and other applicable corporate governance policies governing the obligations of directors and executive officers of the Company, and that at all times while serving as a member of the Board, the Designees shall comply with all policies, procedures, processes, codes, rules, standards and legally permissible guidelines applicable to all of the Company’s directors. In addition, as a condition to being appointed to the Board, each Designee will execute an agreement whereby such Designee will automatically (and without the need for further action) resign from the Board as set forth in Section 1(c) or Section 4(a).

e.In the event the appointment of any Designee to the Board or a committee of the Board would cause any violation of the applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), the terms upon which such Designee shall be appointed to the Board or a committee of the Board shall be amended by the parties solely as necessary to ensure compliance with such listing rules and the parties shall work in good faith to document and approve such necessary modification(s).

f.The Company agrees that the size of the Board shall be set at eight directors no later than the date of the 2023 Annual Meeting (the “Incumbent Director Resignation Date”). In the event there are more than eight directors serving on the Board as of the Incumbent Director Resignation Date, one or all of the Incumbent Directors, as applicable, shall submit his resignation to be effective no later than the Incumbent Director Resignation Date. Notwithstanding the foregoing, in the event the resignation of any Incumbent Director as of the Incumbent Director Resignation Date would cause any violation of the applicable listing rules of Nasdaq, the parties agree that such resignation shall not be effective until such time as would ensure compliance with such listing rules and the parties shall work in good faith to document and approve such necessary modification(s) to the Incumbent Director Resignation Date.

g.Subject to the appointments and elections described under this Letter Agreement, the rules of any stock exchange on which the Company is traded and applicable law, the Designees (and any Replacement Designee) shall be eligible for membership on all current committees, other than the Chemistry, Manufacturing & Controls Committee (“CMC Committee”), and any new committee(s) of the Board formed after the date of this Letter Agreement. The Board will consider each of the Designees for appointment on any and all committees of the Board in a manner similar to other Board-nominated nominees for election to the Board. Upon their appointment or election to the Board, as applicable, until the expiration of the Expiration Date at least one (1) of the Designees shall be appointed to each of the Board’s current committees, other than the CMC Committee, as well as any new committee(s) formed prior to the Expiration Date.

h.If, at any time prior to the Expiration Date, any Designee (or any Replacement Designee) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director or is removed as a director, or for any other reason fails to serve or is not serving as a director, the Company and Dialectic shall work in good faith to promptly mutually agree upon a replacement candidate for appointment to the Board in substantially the same manner as the Company and Dialectic agreed upon the selection of such Designee (any such replacement nominee, when appointed to the Board, shall be referred to as a “Replacement Designee”), and once agreed upon by the Company and Dialectic, the Board and all applicable committees of the Board shall take all necessary actions to promptly appoint the Replacement Designee to the Board, subject to the review and conditions of this Section 1. Subject to the rules of any stock exchange on which the Company is traded and applicable law, upon a Replacement Designee’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Designee to an applicable committee of the Board and reconstitute committees of the Board, if needed, such that at least one member of each committee of the Board, other than the CMC Committee, is a Designee or Replacement Designee.

2.	Stockholder Meetings.

a.At each annual or special meeting of stockholders held after the date of this Letter Agreement but prior to the Expiration Date, each Stockholder agrees to appear in person or by proxy and vote all shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), beneficially owned by such Stockholder in favor of in favor of each of the directors nominated and recommended by the Board in the election of directors and against any proposals to remove any such members of the Board and (ii) against any nominees to serve on the Board that have not been recommended by the Board.

3.	Standstill.

a.For purposes of this Letter Agreement:

i.

“Representatives” shall mean each Stockholder’s officers, directors, employees, accountants, counsel, investment banks, consultants, general partners, managing members, members, agents, special purpose vehicles or other entities it formed or facilitated the formation of, and other representatives;

ii.

“Extraordinary Transaction” shall mean any of the following involving the Company or any of its subsidiaries or its or their securities or a material amount of assets or businesses of the Company and its subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation or dissolution; and

iii.	“Expiration Date” shall mean the date this Letter Agreement terminates in accordance with Section 4(a) of this Letter Agreement.

b.Each Stockholder hereby represents and warrants that, except as expressly contemplated by this Letter Agreement, neither it nor any of its Representatives or affiliates, has entered into, directly or indirectly, any agreements or understandings with any person with respect to any Extraordinary Transaction.

c.From the date of this Letter Agreement until the Expiration Date, unless expressly invited in advance by the Board or any authorized committee thereof, each Stockholder agrees that it shall not, and that it shall cause each of its Representatives and affiliates not to (and neither the Stockholders, nor any of their Representatives or affiliates will assist or form a group within the meaning of Section 13(d)(3) of the Exchange Act, act in concert or participate with or encourage other persons to), directly or indirectly:

i.

engage in, assist in or participate in any other way, directly or indirectly, any solicitation or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including any solicitation of consents that seeks to call a special meeting of stockholders of the Company), in each case with respect to any securities of the Company;

ii.

form, join, or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to shares of Common Stock (other than a “group” that includes all or some of the members of the Stockholders, but does not include any other entities or persons that are not members of Dialectic or the Stockholders as of the date hereof); provided, however, that nothing herein shall limit the ability of an affiliate of Dialectic to join the “group” following the execution of this Letter Agreement so long as any such affiliate agrees in writing to be bound by the terms and conditions of this Letter Agreement;

iii.

deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Dialectic and the Stockholders and otherwise in accordance with this Agreement;

iv.

seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Letter Agreement shall prevent the Stockholders or their affiliates or associates from taking actions in furtherance of identifying director candidates in connection with an annual meeting occurring after the Expiration Date of this Letter Agreement so long as such actions do not create a public disclosure obligation for Dialectic, the Stockholders or the Company, and are not publicly disclosed by Dialectic, the Stockholders or their representatives, affiliates or associates;

v.

(A) make any, or publicly announce or otherwise disclose an intent to make any, proposal for consideration by stockholders at any annual or special meeting of stockholders, (B) make any offer or proposal (with or without conditions) with respect to, or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination involving the Company or any of its subsidiaries by such third party (provided that this clause (D) shall not prevent such public comment after such proposal has become generally known to the public other than as a result of a disclosure by Dialectic) or (E) call or seek to call a special meeting of stockholders, or initiate or seek to initiate any stockholder action by written consent;

vi.

seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1, or seek the removal of any director from the Board, except as provided for in Section 1;

vii.

advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except as specifically provided in Section 1; or

viii.

make any request or submit any proposal to amend, waive, or terminate any of the terms of this Letter Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any party to this Letter Agreement.

d.Notwithstanding anything herein to the contrary, nothing in this Section 3 shall be deemed to prevent a Designee who is then serving as a director on the Board from faithfully discharging his or her fiduciary duties to the Company.

4.	Termination.

a.Notwithstanding anything in this Letter Agreement to the contrary, this Letter Agreement shall terminate upon the earliest to occur of any of the following: (i) the date that is fifteen (15) business days prior to the notice deadline under the Company’s Sixth Amended and Restated Bylaws (and all amendments thereto) for stockholders to submit non-proxy access stockholder nominations of director candidates for election to the Board (a “Nomination Notice Deadline”) at the 2024 annual meeting of stockholders (the “2024 Annual Meeting”), (ii) the Stockholders, in the aggregate, ceasing to own at least 10% (on a non-converted basis) of the Company’s issued and outstanding Common Stock, or (iii) any material breach of this Letter Agreement by any Stockholder or (v) upon the last resignation of all three of the Designees; provided that notwithstanding anything to the contrary herein, if (A) the Company confirms in writing that it will re-nominate the Designees for election as directors at the 2024 Annual Meeting or the 2025 annual meeting of stockholders (the “2025 Annual Meeting”), as applicable (and that it will take the actions set forth in Section 1 with respect to the Designees with respect to such annual meeting); (B) the Designees consent to such re-nomination(s); and (C) the Stockholders agree to the extension of the Expiration Date, then prong (i) in this definition of the Expiration Date shall be deemed to be automatically extended each such time until the date that is fifteen (15) business days prior to the applicable Nomination Notice Deadline(s) applicable to each such subsequent annual meeting of stockholders of the Company at which the Company has confirmed it will re-nominate the Designees.  In each case as used in this Letter Agreement, “beneficial ownership” and similar terms shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; provided, however, that for the avoidance of doubt, the ownership of the Stockholders shall be aggregated for purposes of determining beneficial ownership pursuant to this Letter Agreement.  The parties agree that upon a termination of this Letter Agreement pursuant to this Section 4(a), if requested by the Board, each Designee will automatically (and without the need for further action) resign from the Board.

5.	Non-disparagement.

a.Each party hereto agrees that, from the date of this Letter Agreement until the Expiration Date, neither it nor any of its affiliates or Representatives under its control will, and it will cause each of its affiliates and Representatives under its control not to, publicly disparage or publicly criticize the other party, its business, technology, products or services or any current or former directors, officers or employees.

b.Notwithstanding the foregoing, nothing in this Section 5 or elsewhere in this Letter Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such party, to the extent legally permitted, must provide written notice to the other parties a reasonable time prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited under the provisions of this Section 5, and reasonably consider any comments of such other parties which are timely delivered.

6.	Notices.

a.Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Letter Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

To the Company:

Achieve Life Sciences, Inc.

22722 29th Dr. SE, Suite 100
Bothell, WA 98021

Attention: Chief Executive Officer

Tel: [__]

Email: [__]

With a copy to:

Fenwick & West LLP

1191 Second Avenue, 10th Floor

Seattle, Washington 98101

Attention: Amanda Rose

Tel: (206) 389-4510

Email: arose@fenwick.com

To the Stockholder:

Dialectic Capital Management, LP

119 Rowayton Avenue, 2nd Floor

Norwalk, Connecticut 06853

Attention: John Fichthorn, Managing Member

Tel: [__]

Email: [__]

With a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Andrew M. Freedman, Esq.

Tel: (212) 451-2300

Fax No.: (212) 451-2222

E-mail: afreedman@olshanlaw.com

7.	No Concession or Admission of Liability.

This Letter Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties.

8.	Expenses.

The Company shall reimburse Dialectic for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the negotiation and execution of this Letter Agreement; provided, however, that such reimbursement shall not exceed $35,000 in the aggregate.

9.	Miscellaneous.

a.This Letter Agreement may not be amended, supplemented or modified except in writing, duly executed by all of the parties.

b.No later than two (2) business days following the execution of this Letter Agreement, (i) the Stockholders shall file with the SEC an amendment to the Schedule 13D in compliance with Section 13 of the Exchange Act, reporting their entry into this Letter Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Letter Agreement as an exhibit thereto and (ii) the Company shall file with the SEC a Current Report on Form 8-K, reporting its entry into this Letter Agreement and appending this Letter Agreement. Each party shall provide the other and its respective Representatives with a reasonable opportunity to review such filings prior to it being filed with the SEC and consider in good faith any comments of the other party and its Representatives.

c.If any term, provision, covenant or restriction of this Letter Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Letter Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

d.This Letter Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. Each of the parties represents that it has been advised by counsel in connection with its review, execution and delivery of this Letter Agreement.

e.This Letter Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

f.This Letter Agreement may be executed in more than one counterpart. Each such counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same instrument. Signatures to this Letter Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

g.Neither this Letter Agreement nor any rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first written above.

ACHIEVE LIFE SCIENCES, INC.

By: /s/ John Bencich

Name: John Bencich

Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first written above.

By: /s/ John Fichthorn

Name: John Fichthorn

DIALECTIC CAPITAL MANAGEMENT, LP

DIALECTIC PARTNERS, LLC

DIALECTIC LIFE SCIENCES SPV LLC

DIALECTIC LS MANAGER LLC

By: /s/ John Fichthorn

Name: John Fichthorn

Title: Authorized Signatory

Exhibit A